Exhibit 99.1

Web.com to save more from Network Solutions buy

By Rachana Khanzode | Reuters – Mon, Oct 17, 2011

(Reuters) - Web.com Group, a provider of Web design, email, marketing and advertising services to local businesses, said it expected to save far more than the $30 million it previously predicted from buying bigger rival Network Solutions.

The incremental cost savings will come from cutting senior manager posts, including Network Solutions’ chief executive, and consolidating data centers and applications, Web.com Chairman and Chief Executive David Brown said in a telephone interview.

Web.com, valued at around $500 million, said in August it was buying privately-held marketing and domain name company Network Solutions in a cash and stock deal worth $560 million.

“There is significantly more overlap than we originally estimated, and so it’s likely going to be more headcount reduction,” Brown said, noting overlaps in marketing, systems and development, and engineering.

Network Solutions’ Miles Reidy, who is both chief operating officer and chief financial officer, will lead the integration, Brown said, though he did not say if Reidy would be a part of the combined company.

There will be no job cuts at lower or customer facing levels, said Brown, who in 1997 founded the company that eventually became Web.com.

Web.com will close and consolidate some data centers over the next 12-18 months, Brown said, and the Jacksonville, Florida-based company will consolidate applications like the e-commerce, email technology and domain name infrastructure.

Once the deal closes, Web.com will add about 2 million subscribers, but will “re-set” its average revenue per user (ARPU) -- a key gauge of profitability -- as it did after buying domain name registration company Register.com in July last year.

Web.com’s ARPU recalibrated to around $14 per month from $29 per month after it added more than 700,000 low-ARPU Register.com customers. Last quarter, Web.com had ARPU of $16.24 per month.

Buying Network Solutions is expected to push down overall ARPU to $11-$12 per month for about 3 million subscribers, said Brown.

“We expect the ARPUs to grow sequentially post the closing of the deal, which we will be doing by end of this month,” Brown said, though he would not forecast when ARPU would go back to $16.

Analyst James Cakmak at Sidoti & Co, expects Web.com’s ARPU to trend higher beginning next year with incremental cross selling.

Web.com will cross sell and upgrade these new customers to its higher, value-added services such as website design, online marketing, social media, mobile and eCommerce.

INTERNET SHIFT

Web.com, which caters mainly to small and medium sized businesses (SMBs), said it was seeing a big shift among companies to adapt the Internet as a local advertising tool versus traditional channels such as trade directories and telephone books.

“We’re seeing growth in spending by SMBs and this is in teens, year-over-year, and this gives us confidence that we can grow our business in teens as well,” Brown said, referring to at least double-digit percentage point growth.

Web.com said it would focus more on mobile, e-commerce and social networking to meet SMBs’ needs.

Shares of Web.com, have almost halved since hitting a life high in May, when it missed first-quarter earnings estimates and gave a weak outlook.

(Reporting by Rachana Khanzode in Bangalore; Editing by Ian Geoghegan)